                          THE EQUITABLE LIFE ASSURANCE
                          SOCIETY OF THE UNITED STATES

                Plan of Operations for Separate Account No. 301

I. Description of Separate Account No. 301

         Separate Account Nos. 301 (Money Market Fund), 302 (Stock Fund), 303 (Bond Fund) and 304 (Balanced Fund) (collectively referred to as the 300
Series) were established by the Board of Directors of The Equitable Life Assurance Society of the United States (Equitable) on October 19, 1981. On August 27, 1986, the Committees of the 300 Series adopted resolutions authorizing all actions necessary to restructure and combine the 300 Series into a single separate account, Separate Account No. 301 (Account), organized as a unit investment trust with investment divisions (Divisions).

         Pursuant to those resolutions and subject to the approval of participants (Participants) under group annuity contracts funded through the 300 Series (Contracts), an Agreement and Plan of Reorganization has been been entered into among Equitable, each of the 300 Series separate accounts, Integrity Life Insurance Company, an Arizona life insurance company which is a wholly-owned subsidiary of Equitable, and Harmony Investment Trust, a series-type mutual fund which is organized as a Massachusetts business trust (Trust). The reorganization authorized by the 300 Series Committees (Reorganization) will result in a change in the form of a Participant's interest, not in the substance of that interest. Accordingly, the economic interests of Participants will, in all material respects, remain the same after the Reorganization.

         At the effective time of the Reorganization, each 300 Series separate account's portfolio assets (consisting of cash securities and other investments held or in transit, receivables for sold investments, and dividends and interest receivables) and related liabilities will be transferred to the corresponding investment portfolio (Fund) of the Trust in exchange for shares in such Fund to be issued to corresponding Divisions of the Account. Simultaneously, Equitable will combine all of the 300 Series separate accounts into the Account, which will thereafter operate as a unit investment trust registered under the Investment Company Act of 1940 (Investment Company Act).

         The Account will have seven Divisions: Money Market, Stock, Bond, Balanced, Aggressive Stock, High Yield and Global. The first four divisions correspond to the predecessor separate accounts in the 300 Series. The last three are new and have no predecessors. Consistent with its current right to add or to eliminate separate accounts in the 300 Series,

Equitable will reserve the right under its Contracts to add or to eliminate Divisions. The Account will continue to comply with all pertinent provisions of
Section 4240 (Separate Accounts) of the New York Insurance Law.

II. The Underlying Mutual Fund

         Contributions allocated by Participants to each Division will be invested in a corresponding Fund of the Trust. The Trust is registered under the Investment Company Act as an open-end diversified management investment company which will invest the assets of separate accounts of insurance companies.

         Each Fund of the Trust is a separate investment portfolio with its own investment objectives. The objectives described below are fundamental within the meaning of the Investment Company Act and may not be changed without the approval of Shareholders of the Trust.

      Name of Fund                        Investment Objectives
      ------------                        ---------------------

Common Stock                        To achieve long-term growth of its
                                    capital and increasing income by investing primarily in common stock and other equity-type securities.

Bond To achieve interest income and appreciation of capital by investing primarily in publicly-traded debt securities.

      Name of Fund                        Investment Objectives
      ------------                        ---------------------

Balanced To achieve a high return through both appreciation of capital and current income by investing in a diversified portfolio of publicly-traded equity and debt securities and money market instruments.

Money Market                        To obtain a high level of current income,
                                    preserve its assets and maintain liquidity and investment quality by investing in money market instruments.

Aggressive Stock                    To achieve long-term growth of capital
                                    (with current income as a secondary
                                    consideration) by investing primarily in common stocks and other equity-type securities issued by small and intermediate-size companies with strong growth prospects.

High Yield                          To achieve a high return by maximizing
                                    current income and, to the extent
                                    consistent with that objective, capital
                                    appreciation.

Global To achieve long-term growth of capital and increasing income by investing in marketable equity securities of non-United States as well as United States companies.

III. Voting of Shares of the Trust

         The shares of the Trust are divided into seven classes, one for each Fund. Each share is entitled to one vote, and fractional shares are entitled to fractional votes. The Trust is not required to hold annual shareholder meetings, but special meetings may be called for purposes such as electing or removing Trustees, changing fundamental objectives or approving an investment advisory agreement.

         Though Equitable is the legal owner of the shares attributable to investments made by the Account in the Trust, each Participant, whenever a vote is required, will be entitled to instruct Equitable how to vote the number of shares purchased as a result of his or her contributions. Equitable will vote any shares in a Fund for which no instructions have been received, as well as any shares attributable to its own accumulations in the Account, in the same proportion as it votes shares for which it has received instructions.

IV. Markets and Forms of Contracts

         The Account will continue to fund the types of tax-favored retirement programs funded by the 300 Series since its inception -- namely, individual retirement annuities and tax-sheltered annuity arrangements for employees of tax-exempt organizations.

         Participation in the 300 Series is provided for under Contracts issued to an employer, trust company or trade association pursuant to Section 4238 of the New York Insurance Law. Group clients enroll under the Contract those of their employees or members who wish to contribute and may also offer a payroll deduction facility for contributions under the Contract. Under certain programs, spouses of employees or members of group clients, as well as Participants who have terminated employment with group clients, may also participate on a non-payroll deduction basis.

V. Unit Values

         Each Participant's interest in the Divisions of the Account is expressed in terms of accumulation units. The value of a unit fluctuates with the investment performance of the corresponding Fund of the Trust, which reflects the investment income and realized and unrealized capital gains and losses of the Fund, as well as Trust expenses. The units of each Division of the Account therefore have different unit values. Unit values also reflect the following deductions and charges made to the Divisions of the Account:

         1. Administration Charge. A charge for each day of a valuation period is made for administrative expenses at an effective annual rate of 0.25% of the value of each Division's assets.

         2. Recordkeeping Charges. The Divisions are charged for computerized maintenance of and access to records for each Participant. These charges are made at cost and reflect, among other things, the number of Participants, the types and volume of transactions and the system time required.

         3. Expenses Borne Directly by the Account. Certain costs and expenses are charged directly to the Divisions. These include, among other things, certain expenses incurred in the operation of the Account and the Divisions, and Securities and Exchange Commission charges and related expenses.

         If in any calendar year certain aggregate expenses of a Division (including investment advisory fees and other Trust expenses charged to the corresponding Fund of the Trust) exceed 1% of the value of the Money Market Division's average daily net assets, or 1.5% of the value of the Stock, Bond or Balanced Divisions' average daily net assets, that Division will be reimbursed for the excess.

         Unit values are determined at the end of each business day. The participant service charge, which varies but cannot exceed $30 per year, reduces the number of units credited to a Participant but does not affect unit values.

VI. Contract Reserves

         Reserves for contracts funded through the Account are calculated using the Commissioner's Annuity Reserve Method, which produces reserves not less than those legally required.

VII. Tax Treatment

         When Equitable computes unit values for the Divisions of the Account, no charge for federal income taxes will be imposed on income and gains of the Divisions. Equitable nonetheless reserves the right to charge the Account for taxes and to establish reserves for taxes. In addition, the Trust intends to operate the Funds such that (1) they will have no federal tax liability, and
(2) the insurance company shareholders, in turn, will not be taxed on any distributions from the Funds.

VIII. Reports and Notices

         Reports will be sent at least annually to each Participant showing as of a specified recent date: (1) the total number of units in each Division credited to the Participant, and (2) the unit values. Similar information will be furnished in notices confirming transactions. Participants will also receive semi-annual reports containing financial statements of the Trust.

0326i
2/10/87